EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-111466, 333-111467, 333-111469 and 333-116114 on Form S-8 of The DIRECTV Group, Inc, of our report dated May 27, 2008, relating to the financial statements and supplemental schedules appearing in this Annual Report on Form 11-K of DIRECTV Savings Plus Plan for the year ended November 30, 2007.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
May 27, 2008